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EXHIBIT 10.17

AMENDMENT TO EMPLOYMENT AGREEMENT

    This Amendment to Employment Agreement (the "Amendment") is made and entered into effective as of the 9th day of February, 2001, by and between NetZero, Inc., a Delaware corporation (the "Company"), with principal corporate offices at 2555 Townsgate Road, Westlake Village, CA 91361, and Brian Woods, whose address is 22722 Chimera Lane, Topanga, CA 90290 ("Employee"). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in that certain Employment Agreement by and between the Company and Employee dated December 1, 1999 (the "Employment Agreement").

    WHEREAS, the Company and Employee desire to modify certain terms of the Employment Agreement.

    NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

  1.
  The Term of the Employment Agreement is hereby extended through February 9, 2005.

  2.
  Employee's Base Salary and Annual Bonus, as defined in the Employment Agreement, shall be increased to include any increases to Employee's base salary and annual bonus as approved by the Board.

  3.
  Section 4.2 shall be replaced with the following:

        4.2  Termination Without Cause.  If Employee's employment is terminated without "cause" as defined in Section 4.1(a), or if Employee is Involuntarily Terminated (as defined below), the Company (or its successor, as the case may be) shall pay to Employee (i) any accrued but unpaid Base Salary and vacation through the date of termination, (ii) reimbursement for any expenses as set forth in Section 3.5, through the date of termination and (iii) a severance payment in an amount equal to four times Employee's Base Salary and Annual Bonus, payable in one lump sum on the date of termination, subject to withholding as may be required by law. In addition, if Employee's employment is terminated without cause (other than if Employee is Involuntarily Terminated) or if Employee's employment is terminated due to death or permanent disability, Employee will be credited with an additional twelve (12) months of service toward vesting in the Option shares in addition to the service he has accrued toward vesting through the date of termination. If Employee is Involuntarily Terminated, vesting of all options to purchase shares of the Company's Common Stock and all restricted stock grants (subject to any vesting deferrals provided in any restricted stock grant) will be accelerated in full and all such options shall remain in effect for a one (1) year period following the date of termination. As used in this Section 4.2, Employee shall be deemed "Involuntarily Terminated" if (i) the Company or any successor to the Company terminates Employee's employment without cause in connection with or following a Corporate Transaction or Change of Control (as defined in the Company's 1999 Stock Incentive Plan); or (ii) in connection with or following a Corporate Transaction or Change of Control there is (a) a decrease in Employee's title or responsibilities (it being deemed to be a decrease in title and/or responsibilities if Employee is not offered the position of Senior Vice President and Chief Marketing Officer of the Company or its successor as well as the acquiring and ultimate parent entity, if any, following the Corporate Transaction or Change of Control), (b) a decrease in pay and/or benefits from those provided by the Company immediately prior to the Corporate Transaction or (c) a requirement that Employee re-locate out of the greater Los Angeles metropolitan area.

  4.
  For the eighteen (18) month period following the termination of Employee's employment with the Company (the "Noncompetition Period"), Employee shall not directly engage in, or manage or direct persons engaged in, a Competitive Business Activity (as defined below)

    anywhere in the Restricted Territory (as defined below); provided, that the Noncompetition Period shall terminate if the Company terminates operations or if the Company no longer engages in any Competitive Business Activity. The term "Competitive Business Activity" shall mean the business of providing consumers with dial-up Internet access services (free or pay). The term "Restricted Territory" shall mean each and every county, city or other political subdivision of the United States in which the Company is engaged in business or providing its services.   The Company agrees that providing services to a company or entity that is involved in a Competitive Business Activity but which services are unrelated to the Competitive Business Activity shall not be deemed a violation of this Amendment.

  5.
  Company and Employee agree that, for the purposes of damages to the Company with respect to any breach of Section 5 above, the value of Employee's obligations to the Company under Section 5 equal 37.5% of the severance payment in paragraph 3 above. In the event that any amounts, benefits, and rights payable to Employee upon a termination of employment under Section 4 (CIC Benefits) would be deemed under Section 280G of the Internal Revenue Code (Code) to constitute parachute payments, then the Employee's CIC Benefits shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such CIC Benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits under Section 5 notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The determination as to whether and to what extent payments under Section 5 are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by PricewaterhouseCoopers LLP or by such other nationally recognized certified public accounting firm, law firm, or benefits consulting firm as the Compensation Committee of the Company's Board of Directors may designate, subject to the reasonable approval of Employee. PricewaterhouseCoopers LLP (or such other firm as may have been designated in accordance with the preceding sentence) shall have the right to engage any service provider of their choosing to provide any assistance or services necessary in making such determination.

  6.
  If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties' intent. To the extent any provision cannot be construed to be enforceable, such provision shall be deemed to be eliminated from this Agreement and of no force or effect and the remainder of this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

  7.
  This Amendment shall be deemed incorporated into the Agreement and, except as specifically modified by this Amendment, the Agreement shall remain unchanged and in full force and effect. The Agreement shall be binding upon successors and assigns.

    In witness whereof, the parties have executed this Amendment to be effective as of the first date written above.

NETZERO, INC.

By:	/s/ MARK R. GOLDSTON Mark R. Goldston Chief Executive Officer

EMPLOYEE
/s/ BRIAN WOODS Brian Woods

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AMENDMENT TO EMPLOYMENT AGREEMENT